Prospectus Supplement No. 4	Filed Pursuant to Rule 424(b) (3)
(to Prospectus dated March 19, 1999)	Registration No. 333-74697

Pennsylvania Real Estate Investment Trust

Distribution Reinvestment and Share Purchase Plan

This prospectus supplement contains a revised Schedule A to the prospectus dated March 19, 1999, Registration Number 333-74697, relating to the Pennsylvania Real Estate Investment Trust Distribution Reinvestment and Share Purchase Plan. The revised Schedule A to the prospectus restates in its entirety the Schedule A previously included as part of the prospectus and the Schedules A previously included as part of prospectus supplements number one, two and three to the prospectus. The revised Schedule A provides the expected dates relating to optional cash payments and share distribution reinvestments under the plan for 2007 and 2008, each as described in the prospectus.

If you would like to receive a copy of the entire prospectus, please call (215) 875-0735 or toll free (866) 875-0700 Extension 50735. If you have any further questions regarding the plan, please contact us at:

Pennsylvania Real Estate Investment Trust

ATTENTION: Investor Relations Department

The Bellevue

200 S. Broad Street, 3rd Floor

Philadelphia, PA 19102

The date of this prospectus supplement is January 8, 2007.

Schedule A

Optional Cash Payment Dates

2007 & 2008

Threshold Price and Discount Date Set	Optional Cash Payment Due Date	Pricing Period Commencement Date	Pricing Period Investment Date

February 5, 2007	February 7, 2007	February 8, 2007	February 26, 2007
March 5, 2007	March 7, 2007	March 8, 2007	March 23, 2007
April 4, 2007	April 9, 2007	April 10, 2007	April 25, 2007
May 4, 2007	May 7, 2007	May 8, 2007	May 23, 2007
June 4, 2007	June 6, 2007	June 7, 2007	June 22, 2007
July 5, 2007	July 9, 2007	July 10, 2007	July 25, 2007
August 6, 2007	August 8, 2007	August 9, 2007	August 24, 2007
September 4, 2007	September 6, 2007	September 7, 2007	September 24, 2007
October 4, 2007	October 8, 2007	October 9, 2007	October 24, 2007
November 5, 2007	November 7, 2007	November 8, 2007	November 26, 2007
December 3, 2007	December 5, 2007	December 6, 2007	December 21, 2007
January 4, 2008	January 7, 2008	January 8, 2008	January 24, 2008
February 4, 2008	February 6, 2008	February 7, 2008	February 25, 2008
March 4, 2008	March 6, 2008	March 7, 2008	March 25, 2008
April 4, 2008	April 7, 2008	April 8, 2008	April 23, 2008
May 5, 2008	May 7, 2008	May 8, 2008	May 23, 2008
June 4, 2008	June 6, 2008	June 9, 2008	June 24, 2008
July 7, 2008	July 9, 2008	July 10, 2008	July 25, 2008
August 4, 2008	August 6, 2008	August 7, 2008	August 22, 2008
September 4, 2008	September 8, 2008	September 9, 2008	September 24, 2008
October 6, 2008	October 8, 2008	October 9, 2008	October 24, 2008
November 4, 2008	November 6, 2008	November 7, 2008	November 24, 2008
December 3, 2008	December 5, 2008	December 8, 2008	December 23, 2008

January 5, 2009	January 7, 2009	January 8, 2009	January 26, 2009

Share Distribution Reinvestments (1)

Record Date	Investment Date (2)

March 1, 2007	March 15, 2007
June 1, 2007	June 15, 2007
August 31, 2007	September 17, 2007
November 30, 2007	December 17, 2007
February 29, 2008	March 17, 2008
May 30, 2008	June 16, 2008
September 1, 2008	September 15, 2008
December 1, 2008	December 15, 2008
(1)

The dates indicated are those expected to be applicable under the Plan with respect to future Distributions, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees.

(2)	The Investment Date relating to Distributions is also the pricing date with respect to Common Shares acquired directly from the Trust with such Distributions. See Question 12.

New York Stock Exchange Holidays (3)

	2007	2008

New Year’s Day	January 1, 2007	January 1, 2008
Martin Luther King, Jr. Day	January 15, 2007	January 21, 2008
President’s Day/Washington’s Birthday	February 19, 2007	February 18, 2008
Good Friday	April 6, 2007	March 21, 2008
Memorial Day	May 28, 2007	May 26, 2008
Independence Day	July 4, 2007	July 4, 2008
Labor Day	September 3, 2007	September 1, 2008
Thanksgiving Day	November 22, 2007	November 27, 2008
Christmas Day	December 25, 2007	December 25, 2008
(3)	New York Stock Exchange Dates are determined by, and subject to the rules of, that organization.